Exhibit 10.1

EXECUTION VERSION

GUARANTEE

This GUARANTEE (this “Guarantee”), dated as of October 15, 2012, is made by L.F.P., Inc., a California corporation (“Guarantor”) in favor of New Frontier Media, Inc., a Colorado corporation (the “Company”).

WITNESSETH:

WHEREAS, LFP Broadcast, Inc., a Colorado corporation (the “Merger Sub”), LFP Broadcasting, LLC, ,a Delaware limit liability company (“Parent”), and the Company have entered into an Agreement and Plan of Merger dated the date hereof (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which, subject to the terms and conditions contained in the Merger Agreement, Merger Sub shall commence a cash tender offer to purchase all outstanding shares of Common Stock of the Company and, following the consummation of the Offer, merge with and into the Company with the Company as the Surviving Corporation; and

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor is providing this Guarantee as a condition and inducement to the Company’s willingness to enter into the Merger Agreement;

NOW THEREFORE, the Guarantor agrees, for the benefit of the Company, as follows.

1.             Merger Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Guarantee, including its preamble and recitals, have the meanings provided in the Merger Agreement.

2.             Guarantee.

a.       As a material inducement to the Company’s willingness to enter into the Merger Agreement and perform its obligations thereunder, Guarantor, intending to be legally bound as primary obligor and not merely as surety, hereby, absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment of any and all liabilities and obligations of Parent and Merger Sub under or pursuant to the Merger Agreement, including, without limitation, the Merger Sub’s obligations to pay (i) at the Offer Closing, the Offer Price for each Share validly tendered pursuant to the Offer, (ii) at the Effective Time, the Merger Consideration, any other payment pursuant to Articles I, II and III of the Merger Agreement and any and all other amounts payable pursuant to any other Section thereof, and (iii) any and all damages, losses, costs and expenses arising out of or related to any breach of the Merger Agreement by Parent or Merger Sub (collectively, together with the non-payment obligations of Parent or Merger Sub pursuant to the Merger Agreement, the “Guaranteed Obligations”), in each case regardless of any automatic stay under bankruptcy law or similar concept that prevents the Company from pursuing any remedies against Parent or Merger Sub.  Notwithstanding the foregoing sentence, the Guarantor also agrees to cause Parent and Merger Sub to perform all of their respective non-payment obligations pursuant to the Merger Agreement.  If the Parent or Merger Sub fails to discharge its Guaranteed Obligations when due in accordance with the applicable terms of the Merger Agreement, then the Company may at any time and from time to time, in its sole discretion, and so long as Parent or Merger Sub has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder or under applicable law to collect any of the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations.  The Guarantor shall pay, or cause to be paid, the Company not later than the third day following receipt of a written notice by the Company of the failure of the Parent or Merger Sub to pay any or all of the Guaranteed Obligations in accordance with the Merger Agreement, the full amount then due and payable by Parent or Merger Sub under the Merger Agreement in cash by wire transfer to the account set forth in such notice.

b.       Subject always to the last sentence of Section 3 below, this Guarantee is an absolute, unconditional, irrevocable and continuing guarantee of payment and performance and not of collection and shall (i) remain in full force and effect for so long as there are any Guaranteed Obligations outstanding pursuant to the Merger Agreement, (ii) be binding upon Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by, the Company and its successors and permitted assigns.  All obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  Any and all payments made pursuant to this Guarantee shall be made in immediately available funds in lawful money of the United States of America.

c.       Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the obligations hereunder, presentment, demand for payment, notice of non-performance, notice of default, notice of dishonor and protest, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of Merger Sub, Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all surety-ship defenses generally (other than defenses that are available to Merger Sub or Parent under or in connection with the Merger Agreement (other than a Merger Sub or Parent bankruptcy)); provided, however, that nothing contained herein shall constitute a waiver of any notice required to be given to Parent or Merger Sub under the Merger Agreement.

d.       Guarantor agrees that its obligations hereunder (i) shall be enforceable against Guarantor without any party having to proceed first against Merger Sub, Parent, or any other Person and (ii) shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay on the part of any other party hereto to assert any claim or demand or to enforce any right or remedy against Merger Sub or Parent.

e.       Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

f.        Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

3.             No Discharge.  The liability of the Guarantor under this Guarantee shall not be limited or discharged by: (a) any release or discharge of any obligation of Merger Sub or Parent contained in the Merger Agreement resulting from any change in the corporate or other company existence, structure or ownership of Merger Sub or Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Merger Sub or Parent or any of their respective assets; (b) any amendment or modification of the Merger Agreement (or any document entered into in connection therewith), or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith, or the settlement of any dispute of any of the terms thereof; (c) any lack of validity, legality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, including this Guarantee; (d) the failure of the Company (i) to assert any claim or demand or to enforce any right or remedy (including any right of setoff) against Merger Sub or Parent under the provisions of the Merger Agreement, this Guarantee or pursuant to any applicable Law or otherwise, or (ii) to exercise any right or remedy against any other guarantor of any Guaranteed Obligation; (e)  the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise; (f) the adequacy of any means the Company may have of obtaining payment or performance of any Guaranteed Obligations; (g) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, notwithstanding any other provision of this Guarantee to the contrary, the Company hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Sub of its obligations under the Merger Agreement.

4.             Postponement of Subrogation, etc.  Guarantor agrees that it will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise in respect of any payment made or performance hereunder, under the Merger Agreement or otherwise, until following the termination of this Guarantee.  From time to time, any amount paid to the Guarantor on account of any such subrogation rights prior to the termination of this Guarantee shall be held in trust for the benefit of the Company and shall immediately be paid and turned over to the Company in the form received by the Guarantor (duly endorsed in favor of the Company, if required), to be applied against any portion of any Guaranteed Obligation that is then due and payable, in accordance with the terms hereof.  In furtherance of the foregoing, at all times prior to the termination of this Guarantee, Guarantor shall refrain from taking any action or commencing any proceeding against Merger Sub or Parent (or their respective successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guarantee to the Company.

5.             Reinstatement, etc.  In the event that any payment in respect of any Guaranteed Obligation is rescinded or is otherwise required to be returned, this Guarantee shall continue to be effective and Guarantor shall remain liable hereunder as if such payment had not been made.  The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Merger Sub or Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligations hereunder.

6.             Representations and Warranties of the Guarantor.  The Guarantor hereby represents and warrants to the Company as follows:

a.       Organization.  Guarantor is duly organized and validly existing under the laws of California and has all requisite power and authority to carry on its business as now being conducted.

b.       Authorization.  (i) Guarantor has all requisite power and authority to enter into this Guarantee and to consummate the transactions contemplated by this Guarantee; (ii) the execution, delivery and performance of this Guarantee by Guarantor and the consummation by Guarantor of the transactions contemplated by this Guarantee have been duly authorized by all necessary action on the part of Guarantor; and (iii) this Guarantee has been duly executed and delivered by Guarantor and constitutes a valid and binding agreement of the Guarantor enforceable against Guarantor in accordance with its terms.

c.       No Violation; Consents.  The execution, delivery and performance of this Guarantee by Guarantor does not, and the consummation by the Guarantor of the transactions contemplated by this Guarantee will not, (i) conflict with, or result in any violation or breach of, Guarantor’s organizational documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any contract to which Guarantor is a party or by which Guarantor may be bound, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by Guarantor of the transactions contemplated by this Guarantee on a timely basis, or (iii) contravene, conflict with, or result in a violation of any applicable Law or Order.  No consent or filing with any Governmental Entity which has not been obtained or made by the Guarantor is required for or in connection with the execution and delivery of this Guarantee by the Guarantor, and the consummation by Guarantor of the transactions contemplated hereby.

d.       Financial Capacity. Guarantor represents that it has the financial capacity to pay and perform all of its obligations under this Guarantee, and all funds necessary to fulfill the Guaranteed Obligations under this Guarantee shall be available to the Guarantor for as long as this Guarantee shall remain in effect.

e.       Reliance.  Guarantor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this Section 6 and in the event of any breach hereof, the Company shall have a right to seek appropriate damages and any such damages shall be a “Guaranteed Obligation” for purposes of this Guarantee.

7.             Acknowledgment and Non-Contravention of Specific Performance.   Guarantor acknowledges the terms and provisions of Section 9.13 of the Merger Agreement, and hereby covenants and agrees that it will not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance as a remedy for a breach of the Merger Agreement; provided, however, that nothing in this Section 7 shall limit the ability of the Guarantor to assert any defense or take any other position available to Merger Sub or Parent with respect to any obligation or alleged obligation of Merger Sub or Parent under the Merger Agreement, this Guarantee or any other agreement.

8.             No Assertion of Invalidity.  Guarantor covenants and agrees that it shall not institute, and shall cause each of its Affiliates not to institute, any proceedings asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

9.             Further Assurances.  Guarantor covenants and agrees that at any time prior to the Effective Time, upon the Company’s reasonable request, the Guarantor shall execute and deliver such other instruments and take such other actions as the Company may reasonably deem necessary or desirable in order to make this Guarantee enforceable in all applicable jurisdictions in which the Guarantor is located or organized or in which Guarantor has any assets, including additional copies of this Guarantee, in English or translated in any applicable foreign language, duly executed by Guarantor, with any necessary formalities (such as notarization) properly complied with in accordance with the requirements of any applicable jurisdiction.

10.           Assignment.  Neither this Guarantee nor any rights, interests and obligations hereunder will be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any attempted assignment without such consent shall be void and of no effect.

11.           Amendments, etc.  No amendment to or waiver of any provision of this Guarantee, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Guarantee may not be amended except by an instrument in writing signed by each of the parties hereto.

12.           Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

if to the Guarantor:

L. F. P., Inc.

8484 Wilshire Blvd., Suite 900

Beverly Hills, CA 90211

Facsimile: (323) 651-2936

Attention: Michael H. Klein, President

with additional copies (which will not constitute notice) to:

Lipsitz Green Scime Cambria LLP

42 Delaware Avenue, Suite 120

Buffalo, New York 14202-3924

Facsimile: (716) 849-1315

Attention: Paul J. Cambria, Jr., Esq.

if to the Company:

New Frontier Media, Inc.

6000 Spine Road, Suite 100

Boulder, CO 80301

Facsimile: (303) 381-2369

Attention: General Counsel

with additional copies (which will not constitute notice) to:

Alston & Bird LLP

950 F Street, N.W.

Washington, DC 20004-1404

Facsimile: (202) 654-4879

Attention: Keith E. Gottfried, Esq.

and

Holland & Hart LLP

One Boulder Plaza

1800 Broadway, Suite 300

Boulder, CO 80302-5234

Facsimile: (303) 957-5549

Attention: Scott A. Berdan, Esq.

13.           No Waiver; Remedies.  No failure on the part of the Company to exercise any power, right, privilege or remedy under this Guarantee, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Guarantee, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The Company shall not be deemed to have waived any claim arising out of this Guarantee, or any power, right, privilege or remedy under this Guarantee, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent, Merger Sub or any other Person eligible for any portion of the Guaranteed Obligations or interested in the Transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor.

14.           Entire Agreement.  This Guarantee (together with the Merger Agreement and the annexes and exhibits thereto, the Company Disclosure Letter and the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties to this Guarantee with respect to the subject matter hereof.  In determining to enter into this Guarantee, no party has relied upon, and each party expressly disclaims any reliance upon, any representation, warranty, covenant or agreement except as expressly set forth herein.  All parties acknowledge and agree that each party and its counsel have carefully reviewed this Guarantee, and that it shall not be construed more strictly against any party.

15.           Captions.  Section captions used in this Guarantee are for convenience of reference only, and shall not affect the construction of this Guarantee.

16.           Severability.  If any term or provision of this Guarantee is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Guarantee or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.           Governing Law.  This Guarantee, and any claim arising out of or relating to this Guarantee, its negotiation, terms or performance, or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

18.           Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought exclusively and determined in any state court in the State of Colorado, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal district court in the District of Colorado.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 18, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

19.           Counterparts, etc.  This Guarantee may be executed and delivered (including by facsimile or electronic transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Guarantee is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

20.           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE.  EACH PARTY TO THIS GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of the day and year first written above.

L. F. P., INC.

By:	/s/ Michael H. Klein
Name:	Michael H. Klein
Title:	President

ACCEPTED AND AGREED:

NEW FRONTIER MEDIA, INC.

By:	/s/ Grant H. Williams
Name:	Grant H. Williams
Title:	Chief Financial Officer